UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 12, 2013

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2013, Sequenom, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing that Ronald M. Lindsay, the Company’s Executive Vice President, Strategic Planning, would retire from employment with the Company as of December 31, 2013, but will continue to serve as a member of the Company’s Board of Directors (the “Board”) following his retirement.

On December 12, 2013, in connection with Dr. Lindsay’s retirement and return to service as a non-employee director of the Company, the Board approved an amendment to each stock option held by Dr. Lindsay to provide that each such stock option shall be exercisable for a period of three years following Dr. Lindsay’s cessation of service as a member of the Board (subject to the term of each such stock option). The amendment to Dr. Lindsay’s stock options became effective immediately, and results in the stock options held by Dr. Lindsay having the same post-service exercise period that stock options granted other non-employee directors of the Company have.

Additionally, on December 12, 2013, under the Company’s non-employee director compensation program, the Board approved a stock option grant to Dr. Lindsay, effective January 2, 2014, to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant, and which will vest and become exercisable upon the earlier of the first anniversary of the grant date or the date of the Company’s next Annual Meeting of Stockholders.

Dr. Lindsay joined the Board as a non-employee director in 2003. In September 2009, at the Company’s request, Dr. Lindsay accepted the position of interim Senior Vice President of Research and Development. His employment in this position followed the Company’s termination of the employment of its Senior Vice President of Research and Development due to the public release of information concerning product development that included inadequately substantiated claims, inconsistencies and errors. Dr. Lindsay subsequently served as our Executive Vice President of Research and Development from August 2010 until December 2012, when he became the Company’s Executive Vice President, Strategic Planning. He continued to serve as a member of the Board during the period of his employment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: December 16, 2013	By:	/s/ R. William Bowen
R. William Bowen
Senior Vice President and General Counsel

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